Exhibit 21.1
MiMedx Group, Inc.
List of Subsidiaries

Company	Jurisdiction of Organization
MiMedx Tissue Services, LLC	Georgia
MiMedx Processing Services, LLC	Florida
MiMedx Japan, Godo Kaisha	Japan